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                    October 13, 2023

       Diego Rojas
       Chief Executive Officer
       HNR Acquisition Corp
       3730 Kirby Drive, Suite 1200
       Houston, TX 77098

                                                        Re: HNR Acquisition
Corp
                                                            Amendment No. 6 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed October 12,
2023
                                                            File No. 001-41278

       Dear Diego Rojas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Matthew Ogurick